Exhibit 3.2

CERTIFICATE OF CORRECTION TO CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

MEDIVATION, INC.

(Pursuant to Section 103(f) of the Delaware General Corporation Law)

MEDIVATION, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the Corporation is Medivation, Inc. (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 19, 1995, as restated on June 12, 1996.

SECOND: A Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 21, 2012, (the “Certificate of Amendment”) and requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

THIRD: The inaccuracy or defect of the Certificate of Amendment to be corrected is as follows: The Certificate of Amendment failed to include language limiting the changes to Article the FOURTH of the Amended and Restated Certificate of Incorporation to just the first sentence of Article the FOURTH.

FOURTH: Article THIRD of the Certificate of Amendment, as so corrected, shall read in its entirety as follows:

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

The first sentence of Article the FOURTH of the Corporation’s Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock of which the Corporation shall have the authority to issue is 171,000,000, of which 170,000,000 shall be shares of Common Stock, par value $0.01 per share, and 1,000,000 shall be Preferred Stock, par value $0.01 per share.

Effective as of 5:00 p.m., Eastern time, on the date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each one (1) share of the Corporation’s Common Stock, par value, $0.01 per share, issued and outstanding prior to the Effective time shall, automatically and without any action on the part of the respective holders thereof, be reconstituted and converted into two (2) shares of Common Stock, par value $0.01 per share, of the Corporation.”

IN WITNESS WHEREOF, Medivation, Inc. has caused this Certificate of Correction to be executed this 9th day of October, 2013, by its Chief Business Officer and Chief Financial Officer thereunto duly authorized.

MEDIVATION, INC.

/s/ C. Patrick Machado
C. Patrick Machado Chief Business Officer and Chief Financial Officer

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